EXHIBIT 10.44

May 16, 2007

RELOCATION AMENDMENT FOR VICE PRESIDENT, SALES

As a follow-up to the May Board of Director’s meeting the Compensation Committee discussed your relocation circumstances as detailed in your offer letter dated February 3, 2006. The fact that the relocation arrangement had expired, the committee considered management’s proposal to extend the time period in which you could earn the relocation bonus. The extension was approved as detailed in this amendment to your offer letter dated February 3, 2006.

AMENDMENT TO SECTION G OF EMPLOYMENT AGREEMENT, to provide that the “12 months of your hire date” as set forth in clause (a) thereof is extended to July 15, 2007, and the “18 months of your hire date” as set forth in clause (b) thereof is extended to January 15, 2008.

Sincerely,

/s/ Lowell Trangsrud	/s/ Gary Testa	May 16, 2007
Lowell Trangsrud	Gary Testa	Date
Executive Vice President and	Vice President, Sales
Chief Operating Officer